EXHIBIT 10.1


                     BION ENVIRONMENTAL TECHNOLOGIES, INC.


          MEMORANDUM

DATE:     January 12, 2004

TO:       Dominic Bassani

FROM:     James Morris

RE:       DeVries Dairy Bion NMS Waste Management System
          Project Status Report.

Background Information.   The DeVries Dairy located in Erath County, Texas,
presently milks approximately 1,250 cows. Located in the Bosque River watershed, the key issue faced by the DeVries Dairy in the permitting process is nutrient management with the focus principally on phosphorus. Odor and air emissions are also important issues although of less importance at present than nutrient phosphorous. The Texas Commission on Environmental Quality ('TCEQ') agreed to allow a retrofit installation of the existing lagoon treatment system as long as the total volume of the system was not significantly changed and operations were not to be interrupted. These constraints were challenging but the Bion Nutrient Management System installed has addressed these hurdles.

Construction and System Start-up. Initial construction efforts were substantially complete in late July, enabling the Bion NMS waste management system to be started up at that time. To assist start-up of the biological process, a truck load of bioreactor process water was added to the Bion NMS system in mid-August as an innoculant.

Start-up operations have taken longer than anticipated for a variety of factors including complications related to existing solids accumulation in the lagoon, performance of the existing Houle coarse screen, and oxygen transfer shortfall of the installed aeration / mixing system. By mid December both oxygen and mixng were supplemented, and the repairs and modifications to the Houle coarse screen were completed.

Sampling and Monitoring Program. The sampling program began on September 2, 2003 when the initial round of samples was taken across the Bion NMS waste management system. Samples have been taken weekly since then to provide data for process control purposes and assessment of system performance. Data has also been collected to document well water, herd size, rations fed, milk production, meteorological conditions, bedding and flush water usage at the dairy. Waste management system flow data, waste solids quantities, system process laboratory and operations data are being used along with this dairy operations information to provide a data base for assessment of Bion NMS system performance.

System Performance According to the American Association of Agricultural Engineers current standards phosphorous present in the manure, bedding and wastewater generated by dairy operations is 60% or more soluble. Analyses of samples taken from the system by an independent, certified laboratory (Midwest Laboratories, Inc.) indicate that approximately 95% of the phosporus is being converted from the troublesome soluble state into particulate form and that less than 20% of the nitrogen remains in soluble form (80% or greater of the nitrogen is leaving the Bion system as nitrogen gas or as particulates).

Once converted into particulate form the nutrients are available for removal. This biological conversion of nutrients to particulate form is the heart of the Bion NMS process. The biologically mediated process converts the nutrients from solubles to particulates and nitrogen gas and therefore makes the particulate form available for removal. (One of the objectives of the air emission testing phase of this project to be undertaken during 2004 is to verify that the majority of atmospheric nitrogen emissions are as inert
nitrogen gas not problematic ammonia nitrogen.)   Once the nutrients present
have been converted to particulates they may be removed to meet the needed nutrient management goals. Different solids removal levels will be required from facility to facility as driven by the many variables of the particular dairy, the water shed it is located in, specific soil conditions, local climate, regulatory constraints, etc. The appropriate efficiencies and thus technologies applied will be determined by the specific situation's need for air emissions and nutrient control, as well as the size of the facility served.

The next phase of R & D is to generate lab data as to air emissions and to test the various solids removal technologies as to their effectiveness and cost. At this point the data demonstrates that Bion system nutrient removals and air emission reductions in the 90-95% range are achievable with the issue being selection of the most effective removal technology or grouping of
technologies from a cost perspective.   These tests are currently underway.

Air Emissions Monitoring.   A draft program has been distributed for
documentation of gaseous air emissions from the Bion NMS waste management system at the DeVries dairy. The proposed system and approach for completing this work has been distributed to the TCEQ, USDA and others for review and comment. Construction and installation of this testing equipment is anticipated to begin shortly.